Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the the Registration Statements on Form S‑3, (Nos. 333-183355 and 333-188677) and Form S-8, (Nos. 333-181165 and 333-191418) of Preferred Apartment Communities, Inc., of our report dated March 2, 2016, on our audit of the combined statement of revenue and certain expenses for the year ended December 31, 2014 of the Lenox Village Portfolio, which appears in the Current Report on Form 8-K/A of Preferred Apartment Communities, Inc., dated March 2, 2016.

/s/ Moore, Colson & Company, P.C.
Marietta, Georgia
March 2, 2016